EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into this 29th day of July, 2024 (the “Effective Date”), by and between Blue Line Holdings Inc., a Colorado corporation having a principal place of business at 1604 North Washington Street, Denver, CO 80203-1407 (“Licensor”), and Monarch Media, having a principal place of business at 76-6246 Ali’I Dr Suite 102, Kailua-Kona, HI 96740 (“Licensee”), each also referred to herein individually as a “Party” and collectively as “Parties.”

WHEREAS, Licensee is engaged in the production and sale of CocoLove water among other related products (as defined below) and owns all the related intellectual property rights and trademarks;

WHEREAS, Licensor desires to obtain the right to sell CocoLove water and related products in a defined non-exclusive territory;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

1.1	Affiliate(s). “Affiliate(s)” shall mean any person or entity which controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.1, “control” means (a) it owns or controls at least fifty percent (50%) of the equity securities of entity Party and is entitled to vote such securities in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or (b) it has the power to directly or indirectly direct or cause the direction of the board of directors or equivalent governing body of entity Party.

1.2	Calendar Quarter. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.3	Calendar Year. “Calendar Year” shall mean the periods of twelve (12) consecutive calendar months ending on December 31.

1.4	Combination Product. “Combination Product” shall mean a product or combination of products, sold, transferred or otherwise disposed of at a single price that contains or consists of a Licensed Product and at least one other product that is not a Licensed Product.

1.5	Confidential Information. “Confidential Information” shall mean any information provided to Licensor pursuant to Article 3 of this Agreement, and the terms of this Agreement.

1.6	GAAP. “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

1.7	Licensed Product. “Licensed Product” shall mean (a) CocoLove water and related products and (b) the manufacture, use, sale, offer for sale or importation of the CocoLove water.

1.8	Net Sales. “Net Sales” shall mean:

the amount of revenue actually received by Licensee or its Affiliate(s), during any specified period in accordance with GAAP for the sale, transfer, or other disposition of a Licensed Product, less the following deductions to the extent applicable to such amounts: (i) all trade, cash and quantity credits, discounts, rebates or refunds; (ii) credits or allowances for returns, billing errors, damaged, outdated or recalled Licensed Products, in each case during such period; and (iii) packaging costs, handling fees, insurance and prepaid freight, sales taxes, duties and other governmental charges (including value-added tax), but excluding what is commonly known as income taxes; provided that if a Licensed Product is so sold or otherwise transferred for a single price in the form of a Combination Product, Net Sales shall be further calculated pursuant to the below;

Notwithstanding the foregoing, in the event that, in any given Calendar Quarter, a Licensed Product is sold as part of a Combination Product, the amount of revenue received for such Licensed Product shall be calculated by multiplying the revenue received for such Combination Product by the fraction A/(A+B) where “A” is the average revenue received for such Licensed Product(s) sold separately during such Calendar Quarter, and “B” is the average revenue received for the other items included in such Combination Product sold separately during such Calendar Quarter.

Net Sales shall not include sales between or among Licensee and its Affiliate; provided that if Licensee sells a Licensed Product to an Affiliate for resale, Net Sales shall include sales by such Affiliate in accordance with GAAP in connection with the resale of such Licensed Product to a Third Party.

Notwithstanding anything else in this in this section, the supply or other disposition of Licensed Products without charge as (i) samples, or (ii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority or as is otherwise reasonable and customary in the industry, in each case shall not be included within the computation of Net Sales.

1.09	Territory. “Territory” shall mean France.

1.10	Third Part(y/ies). “Third Part(y/ies)” shall mean any person(s) or entit(y/ies) other than Licensee, Licensor or their respective Affiliates.

2.	GRANT OF LICENSE

2.1	License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates an exclusive, royalty-bearing license to make, have made, use, import, export, offer for sale, sell and otherwise commercialize Licensed Product in the Territory. Under the license granted pursuant to this Section 2.1, Licensee shall be permitted to authorize the use of the Licensed Product by its customers. The license rights granted to Licensee pursuant to this Section 2.1 does not preclude the Licensor from selling the Licensed Products in the Territory utilizing its own sales channels with no obligation to compensate Licensee.

3.	CONSIDERATION.

3.1	Initial License Fee. Licensee shall pay to Licensor a license fee in the amount of Twenty Thousand United States Dollars ($20,000) payable by the issuance of 200,000 common shares of the Licensee in consideration for the license granted. This license fee shall be fully earned by Licensor on the Effective Date. In the event that Licensee does not pay the license fee to Licensor as provided in this Section 3.1, Licensee’s license rights under the Licensed Product pursuant to this Agreement shall be terminated after written notice and Licensee’s failure to cure within thirty (30) days of such notice.

3.2	Royalty Payments. During the Term of this Agreement, as additional consideration for the license and rights granted to Licensee pursuant to Section 2.1 above, for each Calendar Quarter (or portion thereof) during the Royalty Term, Licensee shall pay running royalties on Net Sales of Licensed Products to Licensor as follows:

(i)	10% of those Net Sales of Licensed Products during a particular Calendar Year between US$100,000 and US$500,000;

(ii)	7% of those Net Sales of Licensed Products during a particular Calendar Year between US$500,000 and US$1,000,000; and

(iii)	4% of those Net Sales of Licensed Products during a particular Calendar Year greater than US$1,000,000;

For clarity, no royalty shall be due on Net Sales of Licensed Products in any Calendar Year less than $100,000.

In order to calculate the running royalty payment to be paid for each Calendar Quarter, aggregate Net Sales of Licensed Products occurring between the start of the applicable Calendar Year in which the Calendar Quarter falls to the end of that Calendar Quarter, and the associated royalty rate tiers achieved and surpassed, shall be used.

3.3	Royalty Statements and Payments. Licensee, within forty five (45) days after the end of each Calendar Quarter, shall deliver to Licensor a report setting forth for such Calendar Quarter the following information, on a Licensed-Product-by-Licensed-Product basis: (a) the Net Sales of each Licensed Product, (b) the cumulative Net Sales of Licensed Products occurring since the start of the applicable Calendar Year and since the Effective Date, and (c) the royalties due hereunder for such Net Sales of each Licensed Product. The total running royalty due for the sale or other disposition of Licensed Products during such Calendar Quarter shall be remitted at the time such report is made. Any royalties not paid when due in accordance with this Section 3.3 accrue interest from the date due at the “bank prime loan” rate (as defined in the U.S. Federal Reserve Bulletin H.15 or any successor thereto) on the last business day of the applicable Calendar Quarter prior to the date on which such payment is due, plus twelve percent (12%) per annum, calculated on the basis of a 360-day year.

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(a)	Taxes and Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Licensee is so required to deduct or withhold, Licensee will (i) promptly notify Licensor of such requirement, and (ii) upon request, promptly forward to Licensor an official receipt (or certified copy) or other available documentation evidencing such payment to such authorities.

(b)	Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales and any deductions therefrom shall be translated into United States dollars at the daily 12 noon buying rate certified by the New York Federal Reserve Bank on the last date of the applicable Calendar Quarter.

3.4	Maintenance of Records; Audits.

(a)	Record Keeping. Licensee shall keep, and shall cause its Affiliates to keep, accurate books and accounts of record in connection with the sale of Licensed Products, in sufficient detail to permit accurate determination and verification of the running royalties to be paid hereunder. Licensee and its Affiliates shall maintain such records for a period of at least three (3) years after the end of the Calendar Year to which they pertain.

(b)	Audits. Upon not less than thirty (30) days prior written notice from Licensor, Licensee shall permit an independent certified public accounting firm selected by Licensor and reasonably acceptable to Licensee, to examine, at Licensor’s sole expense, the relevant books and records of Licensee and its Affiliates necessary to verify the accuracy of the reports submitted by Licensee in accordance with Section 3.3 and the payment of royalties hereunder. An examination by Licensor under this Section 3.3 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than three (3) years before the date of the request, and shall not be permitted more than once with respect to records covering any specific period of time. The accounting firm shall be provided access to such books and records at Licensee’s facility(ies) where such books and records are normally kept and such examination shall be conducted during Licensee’s normal business hours upon reasonable advance notice by Licensor solely to verify the accuracy of the reports submitted by Licensee in accordance with Section 3.3 and the payment of royalties hereunder; provided that such independent certified public accounting firm has entered into a written agreement with Licensee limiting the use of such records to verification of the accuracy of royalties due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party for any purpose and to Licensor for a purpose other than as set forth in this Section. Upon completion of the audit, the accounting firm shall provide both Licensee and Licensor with a written report including a numerical summary of payments due and paid, and a description of the basis for any discrepancy therebetween.

(c)	Underpayments. If the accounting firm retained pursuant to Section 3.4(b) concludes that additional running royalties were due to Licensor, Licensee shall pay to Licensor the additional running royalties within thirty (30) days of the date Licensee receives such accountant’s written report so concluding. Any overpayment made by Licensee shall be fully creditable against amounts payable in subsequent payment periods. If the accountant’s written report concludes that Licensee made an overpayment, but the Royalty Term of the Agreement has expired, Licensor shall refund the uncontested portion of the overpayment to Licensee within thirty (30) days of the date Licensor receives such accountant’s written report. Licensee shall pay the reasonable expenses of the accounting firm retained pursuant to this Section 3.4.

(d)	Confidentiality. All financial information of Licensee which is subject to review under this Section 3.4 shall be deemed to be Licensee’s Confidential Information subject to the provisions of Article 5 hereof.

3.5	Form of Payments. Unless otherwise mutually agreed in writing, any and all payments to Licensor required under this Agreement shall be made by wire transfer.

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4.	INTELLECTUAL PROPERTY.

4.1	Filing, Prosecution and Maintenance of Intellectual Property. Licensee, at its own expense, shall have the sole right to prepare, file, prosecute and maintain, throughout the world, all of its Intellectual Property rights.

5.	CONFIDENTIALITY.

5.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for two (2) years thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement, except for Confidential Information that the Receiving Party can establish:

(a)	was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party;

(b)	was available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of a Party in breach of this Agreement;

(d)	was disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)	was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information.

Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information and the terms of this Agreement to its advisors, consultants, investors and potential acquirers who have a need to know such Confidential Information and are bound by obligations of confidentiality and non-use substantially similar to those set forth herein.

5.2	Authorized Disclosure. Notwithstanding the foregoing Section 5.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a)	exercise rights hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein, or

(b)	comply with applicable governmental laws and regulations.

In the event the Receiving Party shall deem it necessary to disclose Confidential Information pursuant to this Section 5.2(b), the Receiving Party shall, to the extent possible, give reasonable advance notice of such disclosure to the Disclosing Party and provide reasonable assistance to allow the Disclosing Party to seek confidential treatment of such information.

5.3	SEC Filings. Notwithstanding Section 5.2, Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission. To be clear, the Licensor intends to file this Agreement with the United States Securities and Exchange Commission.

5.4	Public Announcements. Except as may be expressly permitted under Section 5.3, neither party will make any public announcement regarding this Agreement without the prior written approval of the other Party.

6.	REPRESENTATIONS AND WARRANTIES.

6.1	Representations and Warranties of Each Party. Each of Licensor and Licensee hereby represents and warrants to the other Party as follows:

(a)	it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

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(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder on behalf of itself and its Affiliates as of the Effective Date of this Agreement;

(d)	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)	the person executing this Agreement has all power and authority necessary to do so.

6.2	Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND LICENSOR SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED PRODUCT OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

6.3	Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

7.	TERM AND TERMINATION.

7.1	Term. The term of this Agreement will commence on the Effective Date and extend in perpetuity, unless this Agreement is terminated earlier in accordance with this Article 7.

7.2

Termination for Breach. This Agreement may be terminated effective immediately by written notice by either Party at any time during the term of this Agreement for material breach by the other Party, which breach remains uncured for sixty (60) days, measured from the date written notice of such breach is given to the breaching Party; provided, however, that if such breach is not susceptible of cure within such sixty (60) day period and the breaching Party uses diligent good faith efforts to cure such breach, such period will be extended as reasonably necessary to cure such breach. However, if Licensee is alleged to be in breach of Article 3 of this Agreement, and Licensee disputes in good faith such breach by written notice to Licensor within such sixty (60) day period (which notice shall set forth in reasonable detail the basis for Licensee’s belief that it is not in default under this Agreement), Licensor shall not have the right to terminate this Agreement until (a) it has been determined through the dispute resolution process provided in Section 8.2 of this Agreement, that Licensee has materially breached Article 3 of this Agreement, and (b) Licensee fails, within thirty (30) days after such determination, to pay, if any, all accrued and unpaid royalties due under this Agreement, together with interest in accordance with Article 3.

7.3	Bankruptcy. To the extent permitted by applicable law, each Party shall have the right to terminate this Agreement upon written notice to the other party in the event of a Bankruptcy Event with respect to the other Party.

7.4	Termination. Licensor shall have the right, exercisable upon thirty (30) days prior written notice to Licensee, to terminate this Agreement in the event that annual royalties paid by the Licensee to the Licensor are not at least $5,000 beginning with the second twelve month term of this Agreement.

7.5	Effects of Termination. Upon termination of this Agreement for any reason other than a material, uncured breach by Licensor, all licenses granted by Licensor to Licensee hereunder will automatically terminate and be of no further force and effect; provided, however, that Licensee shall have the rights for a reasonable period of time, not to exceed six (6) months, to dispose of existing inventory of Licensed Products, and further provided that all provisions relating to earned royalty obligations set forth herein shall survive termination as to any Licensed Products sold after the effective date of termination.

7.6	Survival of Certain Obligations. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination, and the applicable provisions of Article 1, 5 and 8, and Sections 3.4, this Section 7.6, Section 8.7 and Section 8.10 shall survive the expiration or termination of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination, including, without limitation, the obligations to pay royalties for Licensed Products sold before such termination.

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88.	MISCELLANEOUS.

8.1	Assignment. Neither this Agreement nor any interest hereunder shall be assignable by Licensee, without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 8.1 shall be void.

8.2	Dispute Resolution. Except as set forth below, Any disputes under this Agreement shall be determined in a dispute resolution process as outlined in this Section 8.2.

(a)	Senior Management Consultation. Each Party agrees that, as a first step in any dispute resolution, it shall give the other Party written notice of its grievance and request and participate in a meeting with a senior executive of the other Party to discuss the matter in order to consider informal and amicable means of resolution, and refrain from formal dispute resolution for a period of thirty (30) days after such notice to allow for such a meeting (such time being extendable for good cause by mutual agreement).

8.3	Force Majeure. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party as soon as reasonably possible should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all reasonable efforts to resume performance of its obligations as soon as practicable; provided, however, that neither Party shall be required by this Section 8.3 to settle any labor dispute or disturbance.

8.4	Correspondence and Notices. Any notices required hereunder shall be in writing and shall be deemed given if delivered personally or email (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof).

All correspondence to Licensee shall be addressed as follows:

Blue Line Holdings Inc.

1624 North Washington Street

Denver, CO 80203-1407

Attn: Anthony Kerrigone, CEO

All correspondence to Licensor shall be addressed as follows:

Monarch Media

76-6246 Ali’I Dr, Suite 102

Kailua-Kona, HI 96740

Attn: Vincent Zaldivar

8.5	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

8.6	Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

8.7	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

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8.8	Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

8.9	Interpretation. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”

8.10	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the Colorado, without regard to conflict of law principles thereof.

8.11	Entire Agreement of the Parties. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof and thereof.

8.12	Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership or fiduciary relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

8.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement. Execution and delivery may be evidenced by a facsimile or electronic transmission of a signed copy of this Agreement.

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IN WITNESS WHEREOF, duly authorized representatives of the parties have duly executed this Agreement to be effective as of the Effective Date.

BLUE LINE HOLDING INC.		MONARCH MEDIA

By	/s/ Anthony Kerrigone	By	/s/ Vincent Zaldivar
Name:	Anthony Kerrigone	Name:	Vincent Zaldivar
Title:	CEO	Title:	CEO

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